SUPPLEMENT
TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 24, 2002
(To Prospectus dated September 24, 2002)


                                   CWMBS, INC.
                                    Depositor

                                   Countrywide
                                Home Loans, Inc.
                                     Seller

                       Countrywide Home Loans Servicing LP
                                 Master Servicer

                     CHL Mortgage Pass-Through Trust 2002-21
                                     Issuer

                                ---------------

The Class PO           The Class PO Certificates
Certificates
represent              o  This supplement relates to the offering of the Class
obligations of the        PO Certificates of the series referenced above. This
trust only and do         supplement does not contain complete information
not represent an          about the offering of the Class PO Certificates.
interest in or            Additional information is contained in the
obligation of CWMBS,      prospectus supplement dated September 24, 2002,
Inc., Countrywide         prepared in connection with the offering of the
Home Loans, Inc.,         offered certificates of the series referenced above
Countrywide Home          and in the prospectus of the depositor dated
Loans Servicing LP,       September 24, 2002. You are urged to read this
or any of their           supplement, the prospectus supplement and the
affiliates.               prospectus in full.

This supplement may    o  As of February 25, 2003, the class certificate
be used to offer and      balance of the Class PO Certificates was
sell the offered          approximately $1,144,865.
certificates only if
accompanied by the     o  Exhibit 1 to this supplement is the monthly
prospectus                statement made available to holders of the Class PO
supplement and the        Certificates on the February 25, 2003 distribution
prospectus.               date.

                       o This supplement also modifies the "Method of Distribution" section on page S-56 of the prospectus supplement and the "Yield, Prepayment and Maturity Considerations" section on page S-43 of the prospectus supplement as described on the next page.


Neither the SEC nor any state securities commission has approved these securities or determined that this supplement, the prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This supplement is to be used by Countrywide Securities Corporation, an affiliate of CWMBS, Inc., Countrywide Home Loans, Inc. and Countrywide Home Loans Servicing LP, in connection with offers and sales relating to transactions in the Class PO certificates in which Countrywide Securities Corporation acts as placement agent. Sales will be made at prices related to the prevailing prices at the time of sale.

March 31, 2003

                             ADDITIONAL INFORMATION


         You should purchase the Class PO Certificates only if you have read this supplement and the following documents:

o the prospectus supplement, dated September 24, 2002 (the "Prospectus Supplement"), prepared in connection with the offering of the offered certificates of the series referenced above, which is attached to, and forms a part of this supplement; and

o the prospectus of the depositor, dated September 24, 2002, which is attached to, and forms a part of this supplement.

                            DESCRIPTION OF COLLATERAL

Reports to Certificateholders

         The monthly statement furnished to the Certificateholders on the February 25, 2003 Distribution Date (the "Certificate Date") is included herein as Exhibit 1.

                             METHOD OF DISTRIBUTION

         Pursuant to a Placement Agency Agreement, dated as of March 31, 2003, between Countrywide Securities Corporation and Countrywide Home Loans, Inc., Countrywide Securities Corporation has agreed, subject to the satisfaction of certain conditions, to sell the Class PO Certificates on a best efforts basis, and Countrywide Home Loans, Inc. has agreed to sell the Class PO Certificates through Countrywide Securities Corporation. Sales will be made at prices relating to the prevailing prices at the time of sale.

                  YIELD, PREPAYMENT AND MATURITY CONSIDERATIONS

Sensitivity of the Class PO Certificates

         The information set forth in the following table has been prepared on the basis of the structuring assumptions contained in the Prospectus Supplement, that the Class PO Certificates have the class certificate balance described on the cover to this supplement, that the closing date for the purchase of the Class PO Certificates is March 31, 2003, and the assumption that the aggregate purchase price of the Class PO Certificates (expressed as a percentage of their Certificate Date Class Certificate Balance) is 81.0%.

          Sensitivity of the Principal Only Certificates to Prepayments
                          (Pre-tax Yields to Maturity)

                                   Percentage of the Prepayment Assumption
                            ----------------------------------------------------
        Class                 0%       100%        300%        400%       500%
        -----               -----     ------     -------     -------    -------
        Class PO...........  7.0%      11.3%      18.7%       22.0%       25.0%

         It is unlikely that the Discount mortgage loans will have the precise characteristics described in this supplement or that the Discount mortgage loans will all prepay at the same rate until maturity or that all of the Discount mortgage loans will prepay at the same rate or time. As a result of these factors, the pre-tax yield on the Class PO Certificates is likely to differ from those shown in the table above, even if all of the Discount mortgage loans prepay at the indicated percentages of the Prepayment Assumption. No representation is made as to the actual rate of principal payments on the Discount mortgage loans for any period or over the life of the Class PO Certificates or as to the yield on the Class PO Certificates. Investors must make their own decisions as to the appropriate prepayment assumptions to be used in deciding whether to purchase the Class PO Certificates.

                                    EXHIBIT 1

                                   [Attached]

  THE
BANK OF
  NEW
  YORK
101 Barclay St, 8W                               Distribution Date:     2/25/03
New York, NY 10286
attn:  Courtney Bartholomew
       212-815-3236

                             Countrywide Home Loans
                       Mortgage Pass-Through Certificates
                                 Series 2002-21


                                           Certificateholder Monthly Distribution Summary
----------------------------------------------------------------------------------------------------------------------------------
                                   Certificate                     Pass                                                  Current
                         Class         Rate        Beginning     Through      Principal       Interest        Total     Realized
 Class      Cusip     Description      Type          Balance     Rate (%)   Distribution    Distribution  Distribution   Losses
----------------------------------------------------------------------------------------------------------------------------------
  A1     12669C5W6    Senior       Fix-30/360    207,360,907.38  5.750000   14,734,846.67     993,604.35  15,728,451.02    -
  A2     12669C5X4    Senior       Fix-30/360     46,801,628.30  5.750000    4,036,263.61     224,257.80   4,260,521.41    -
  A3     12669C5Y2    Senior       Fix-30/360     10,000,000.00  5.750000               -      47,916.67      47,916.67    -
  PO     12669C5Z9   Strip PO      Fix-30/360      1,175,060.06  0.000000       30,195.16              -      30,195.16    -
  AR     12669C6A3    Senior       Fix-30/360                 -  5.750000               -              -              -    -
----------------------------------------------------------------------------------------------------------------------------------
   M     12669C6D7    Junior       Fix-30/360      2,220,664.25  5.750000        7,633.71      10,640.68      18,274.39    -
  B1     12669C6B1    Junior       Fix-30/360        740,550.55  5.750000        2,545.70       3,548.47       6,094.17    -
  B2     12669C6C9    Junior       Fix-30/360        592,440.44  5.750000        2,036.56       2,838.78       4,875.34    -
  B3     12669C6Z8    Junior       Fix-30/360        296,220.22  5.750000        1,018.28       1,419.39       2,437.67    -
  B4     12669C7A2    Junior       Fix-30/360        296,220.22  5.750000        1,018.28       1,419.39       2,437.67    -
  B5     12669C7B0    Junior       Fix-30/360        297,187.58  5.750000        1,021.61       1,424.02       2,445.63    -
----------------------------------------------------------------------------------------------------------------------------------
Totals                                           269,780,879.00             18,816,579.58   1,287,069.55  20,103,649.13    -
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------
                              Cumulative
                 Ending        Realized
 Class           Balance        Losses
----------------------------------------
  A1       192,626,060.71           -
  A2        42,765,364.69           -
  A3        10,000,000.00           -
  PO         1,144,864.90           -
  AR                    -           -
----------------------------------------
   M         2,213,030.54           -
  B1           738,004.85           -
  B2           590,403.88           -
  B3           295,201.94           -
  B4           295,201.94           -
  B5           296,165.97        0.08
---------------------------------------
Totals     250,964,299.42        0.08
---------------------------------------



                                                    Principal Distribution Detail
-----------------------------------------------------------------------------------------------------------------------------
                        Original           Beginning       Scheduled                  Unscheduled       Net        Current
                       Certificate        Certificate      Principal       Accretion    Principal     Principal    Realized
 Class     Cusip        Balance             Balance       Distribution     Principal   Adjustments  Distribution     Losses
-----------------------------------------------------------------------------------------------------------------------------
  A1      12669C5W6    231,000,000.00   207,360,907.38    14,734,846.67       -            -       14,734,846.67      -
  A2      12669C5X4     53,277,000.00    46,801,628.30     4,036,263.61       -            -        4,036,263.61      -
  A3      12669C5Y2     10,000,000.00    10,000,000.00                -       -            -                   -      -
  PO      12669C5Z9      1,222,920.30     1,175,060.06        30,195.16       -            -           30,195.16      -
  AR      12669C6A3            100.00                -                -       -            -                   -      -
-----------------------------------------------------------------------------------------------------------------------------
   M      12669C6D7      2,249,000.00     2,220,664.25         7,633.71       -            -            7,633.71      -
  B1      12669C6B1        750,000.00       740,550.55         2,545.70       -            -            2,545.70      -
  B2      12669C6C9        600,000.00       592,440.44         2,036.56       -            -            2,036.56      -
  B3      12669C6Z8        300,000.00       296,220.22         1,018.28       -            -            1,018.28      -
  B4      12669C7A2        300,000.00       296,220.22         1,018.28       -            -            1,018.28      -
  B5      12669C7B0        300,979.70       297,187.58         1,021.61       -            -            1,021.61      -
-----------------------------------------------------------------------------------------------------------------------------
Totals                 300,000,000.00   269,780,879.00    18,816,579.58       -            -       18,816,579.58      -
-----------------------------------------------------------------------------------------------------------------------------


---------------------------------------------
                Ending            Ending
              Certificate       Certificate
 Class          Balannce          Factor
---------------------------------------------
  A1       192,626,060.71       0.83387905070
  A2        42,765,364.69       0.80269843819
  A3        10,000,000.00       1.00000000000
  PO         1,144,864.90       0.93617294649
  AR                    -       0.00000000000
---------------------------------------------
   M         2,213,030.54       0.98400646698
  B1           738,004.85       0.98400646698
  B2           590,403.88       0.98400646698
  B3           295,201.94       0.98400646698
  B4           295,201.94       0.98400646698
  B5           296,165.97       0.98400646698
---------------------------------------------
Totals     250,964,299.42
---------------------------------------------



                                                    Interest Distribution Detail
-----------------------------------------------------------------------------------------------------------------------------------
           Beginning        Pass         Accrued   Cumulative                 Total           Net       Unscheduled
          Certificate      Through       Optimal     Unpaid      Deferred    Interest      Prepayment     Interest        Interest
 Class      Balance        Rate (%)      Interest     Intest     Interest      Due       Int Shortfall  Adjustments        Paid
-----------------------------------------------------------------------------------------------------------------------------------
  A1      207,360,907.38   5.750000      993,604.35     -          -        993,604.35        -             -          993,604.35
  A2       46,801,628.30   5.750000      224,257.80     -          -        224,257.80        -             -          224,257.80
  A3       10,000,000.00   5.750000       47,916.67     -          -         47,916.67        -             -           47,916.67
  PO        1,175,060.06   0.000000               -     -          -                 -        -             -                   -
  AR                   -   5.750000               -     -          -                 -        -             -                   -
-----------------------------------------------------------------------------------------------------------------------------------
   M        2,220,664.25   5.750000       10,640.68     -          -         10,640.68        -             -           10,640.68
  B1          740,550.55   5.750000        3,548.47     -          -          3,548.47        -             -            3,548.47
  B2          592,440.44   5.750000        2,838.78     -          -          2,838.78        -             -            2,838.78
  B3          296,220.22   5.750000        1,419.39     -          -          1,419.39        -             -            1,419.39
  B4          296,220.22   5.750000        1,419.39     -          -          1,419.39        -             -            1,419.39
  B5          297,187.58   5.750000        1,424.02     -          -          1,424.02        -             -            1,424.02
-----------------------------------------------------------------------------------------------------------------------------------
Totals    269,780,879.00               1,287,069.55     -          -      1,287,069.55        -             -        1,287,069.55
-----------------------------------------------------------------------------------------------------------------------------------



                                                     Current Payment Information
                                                         Factors per $1,000
-----------------------------------------------------------------------------------------------------------------------------------
                              Original        Beginning Cert.                                         Ending Cert.       Pass
                            Certificate          Notional          Principal        Interest           Notional         Through
 Class         Cusip          Balance            Balance         Distribution      Distribution         Balance         Rate (%)
-----------------------------------------------------------------------------------------------------------------------------------
  A1         12669C5W6     231,000,000.00       897.666265726    63.787215024      4.301317523       833.879050702      5.750000
  A2         12669C5X4      53,277,000.00       878.458402243    75.759964057      4.209279844       802.698438186      5.750000
  A3         12669C5Y2      10,000,000.00      1000.000000000     0.000000000      4.791666667      1000.000000000      5.750000
  PO         12669C5Z9       1,222,920.30       960.863971438    24.691024945      0.000000000       936.172946493      0.000000
  AR         12669C6A3             100.00         0.000000000     0.000000000      0.000000000         0.000000000      5.750000
-----------------------------------------------------------------------------------------------------------------------------------
   M         12669C6D7       2,249,000.00       987.400735347     3.394268364      4.731295190       984.006466983      5.750000
  B1         12669C6B1         750,000.00       987.400735347     3.394266667      4.731295190       984.006466983      5.750000
  B2         12669C6C9         600,000.00       987.400735347     3.394268364      4.731295190       984.006466983      5.750000
  B3         12669C6Z8         300,000.00       987.400735347     3.394268364      4.731295190       984.006466983      5.750000
  B4         12669C7A2         300,000.00       987.400735347     3.394268364      4.731295190       984.006466983      5.750000
  B5         12669C7B0         300,979.70       987.400735346     3.394268364      4.731295190       984.006466982      5.750000
-----------------------------------------------------------------------------------------------------------------------------------
Totals                     300,000,000.00       899.269596667    62.721931933      4.290231833       836.547664733
-----------------------------------------------------------------------------------------------------------------------------------


  THE
BANK OF
  NEW
  YORK
101 Barclay St, 8W
New York, NY 10286
attn:  Courtney Bartholomew
       212-815-3236

                             Countrywide Home Loans
                       Mortgage Pass-Through Certificates
                                 Series 2002-21


Pool Level Data
Distribution Date                                                     2/25/2003
Cut-off Date                                                           9/1/2002
Determination Date                                                     2/1/2003
Accrual Period 30/360                               Begin              1/1/2003
                                                    End                2/1/2003
Number of Days in 30/360 Accrual Period                                      30


-------------------------------------------------------------------------------
  Collateral Information
-------------------------------------------------------------------------------
Group 1
Cut-Off Date Balance                                                                                                  300,000,000.00

Beginning Aggregate Pool Stated Principal Balance                                                                     269,780,879.00
Ending Aggregate Pool Stated Principal Balance                                                                        250,964,299.43

Beginning Aggregate Certificate Stated Principal Balance                                                              269,780,879.00
Ending Aggregate Certificate Stated Principal Balance                                                                 250,964,299.43

Beginning Aggregate Loan Count                                                                                                   593
Loans Paid Off or Otherwise Removed Pursuant to Pooling and Servicing Agreement                                                   38
Ending Aggregate Loan Count                                                                                                      555

Beginning Weighted Average Loan Rate (WAC)                                                                                 6.160561%
Ending Weighted Average Loan Rate (WAC)                                                                                    6.153429%

Beginning Net Weighted Average Loan Rate                                                                                   5.724955%
Ending Net Weighted Average Loan Rate                                                                                      5.723769%

Weighted Average Maturity (WAM) (Months)                                                                                         355

Servicer Advances                                                                                                          31,141.93

Aggregate Pool Prepayment                                                                                              17,888,978.98
Pool Prepayment Rate                                                                                                     56.2317 CPR



-------------------------------------------------------------------------------
 Certificate Information
-------------------------------------------------------------------------------
Group 1
Senior Percentage                                                                                                    98.3457978378%
Senior Prepayment Percentage                                                                                        100.0000000000%

Subordinate Percentage                                                                                                1.6542021622%
Subordinate Prepayment Percentage                                                                                     0.0000000000%

Certificate Account

Beginning Balance                                                                                                                 -

Deposit
Payments of Interest and Principal                                                                                    20,191,266.38
Liquidation Proceeds                                                                                                              -
All Other Proceeds                                                                                                                -
Other Amounts                                                                                                                     -
Total Deposits                                                                                                        20,191,266.38

Withdrawals
Reimbursement of Servicer Advances                                                                                                -
Payment of Master Servicer Fees                                                                                           47,913.23
Payment of Sub Servicer Fees                                                                                              39,704.00
Payment of Other Fees                                                                                                             -
Payment of Insurance Premium(s)                                                                                                   -
Payment of Personal Mortgage Insurance                                                                                    39,704.00
Other Permitted Withdrawal per the Pooling and Service Agreement                                                                  -
Payment of Principal and Interest                                                                                     20,103,649.15
Total Withdrawals                                                                                                     20,230,970.38

Ending Balance                                                                                                                    -

Prepayment Compensation
Total Gross Prepayment Interest Shortfall                                                                                  8,291.12
Compensation for Gross PPIS from Servicing Fees                                                                            8,291.12
Other Gross PPIS Compensation                                                                                                     -
Total Net PPIS (Non-Supported PPIS)                                                                                               -

Master Servicing Fees Paid                                                                                                47,913.23
Sub Servicing Fees Paid                                                                                                   39,704.00
Insurance Premium(s) Paid                                                                                                         -
Personal Mortgage Insurance Fees Paid                                                                                     39,704.00
Other Fees Paid                                                                                                                   -
Total Fees                                                                                                               127,321.23


-------------------------------------------------------------------------------
        Delinquency Information
-------------------------------------------------------------------------------
Group 1

Delinquency                                                      30-59 Days    60-89 Days            90+ Days                Totals
Scheduled Principal Balance                                    3,544,435.12             -                   -          3,544,435.12
Percentage of Total Pool Balance                                  1.412326%     0.000000%           0.000000%             1.412326%
Number of Loans                                                           8             0                   0                     8
Percentage of Total Loans                                         1.441441%     0.000000%           0.000000%             1.441441%

Foreclosure
Scheduled Principal Balance                                                                                                       -
Percentage of Total Pool Balance                                                                                          0.000000%
Number of Loans                                                                                                                   0
Percentage of Total Loans                                                                                                 0.000000%

REO
Scheduled Principal Balance                                                                                                       -
Percentage of Total Pool Balance                                                                                          0.000000%
Number of Loans                                                                                                                   0
Percentage of Total Loans                                                                                                 0.000000%

Book Value of all REO Loans                                                                                                       -
Percentage of Total Pool Balance                                                                                          0.000000%

Current Realized Losses                                                                                                           -
Additional Gains (Recoveries)/Losses                                                                                              -
Total Realized Losses                                                                                                             -


-------------------------------------------------------------------------------
         Subordination/Credit Enhancement Information
-------------------------------------------------------------------------------

Protection                                                                                           Original               Current
Bankruptcy Loss                                                                                    100,000.00            100,000.00
Bankruptcy Percentage                                                                               0.033333%             0.039846%
Credit/Fraud Loss                                                                                3,000,000.00          3,000,000.00
Credit/Fraud Loss Percentage                                                                        1.000000%             1.195389%
Special Hazard Loss                                                                              3,000,000.00          2,697,808.79
Special Hazard Loss Percentage                                                                      1.000000%             1.074977%

Credit Support                                                                                       Original               Current
Class A                                                                                        295,500,020.30        246,536,290.30
Class A Percentage                                                                                 98.500007%            98.235602%

Class M                                                                                          2,249,000.00          2,213,030.54
Class M Percentage                                                                                  0.749667%             0.881811%

Class B1                                                                                           750,000.00            738,004.85
Class B1 Percentage                                                                                 0.250000%             0.294068%

Class B2                                                                                           600,000.00            590,403.88
Class B2 Percentage                                                                                 0.200000%             0.235254%

Class B3                                                                                           300,000.00            295,201.94
Class B3 Percentage                                                                                 0.100000%             0.117627%

Class B4                                                                                           300,000.00            295,201.94
Class B4 Percentage                                                                                 0.100000%             0.117627%

Class B5                                                                                           300,979.70            296,165.97
Class B5 Percentage                                                                                 0.100327%             0.118011%

